JOHN THOMAS FINANCIAL
Member FINRA/SIPC

14 Wall Street, 23rd Floor New York, NY 10005
Tel: 212 618 1645 Fax: 212 618 1644
www.johnthomasbd.com

August 27, 2010

Radiant Oil & Gas, Inc.
9700 Richmond Ave.
Suite 124
Houston, Texas 77042

Attention: John Jurasin, Chief Executive Officer

Dear Mr. Jurasin:

We are parties to a certain Investment Banking Agreement, dated as of August 2, 2010 (the "IB Agreement"). Capitalized terms not defined in this letter shall have the meanings given to such terms in the IB Agreement. This letter memorializes amendments that the Company and JTF want to make to the IB Agreement.

Section 1 of the IB Agreement is hereby amended to read in its entirety as follows:

1. Retention of JTF.

a. The Company hereby engages and retains JTF to provide it with investment banking services ("Investment Banking Services") to assist it in raising a minimum of $2,000,000 (consisting of $600,000 being raised as a bridge financing expected to close and to be funded to the Company on or before August 5, 2010 and a minimum of $1,400,000 to be raised and to be funded to the Company by November 1, 2010) and a maximum of $14,500,000 (including the $600,000 raised in the bridge financing) pursuant to a private offering of the Company's securities, as further described below, for a period commencing on the Start Date and ending on the earlier of (i) the raising of $14,500,000 (including the $600,000 raised in the bridge financing) and (ii) December 30, 2010 (which period may be extended until March 30, 2011 assuming $2,000,000

(including the $600,000 raised in the bridge financing) has been raised by JTF by the close of business on November 1, 2010). In the event the $2,000,000 is so raised, the term (the "Term") of this Agreement shall extend to the first anniversary of the Start Date.

b. Simultaneously with the execution of this Agreement the Company shall issue to JTF 6,000,000 shares (the "Fee Shares") of its common stock, par value $0.01 per share (the "Common Stock"), which Fee Shares shall be returned by JTF to the Company and cancelled in the event the Company fails to enter into and close an exchange agreement with Jurasin Oil & Gas, Inc. and its shareholders on or before the close of business on August 5, 2010. Further, 4,000,000 of the Fee Shares (2,000,000 of the Fee Shares, on a post-split basis) shall be returned by JTF to the Company and cancelled if, during the period commencing on the Start Date and ending 12 months after the date a registration statement covering the resale of the Company's equity or equity equivalent securities is declared effective by the Securities and Exchange Commission, JTF does not raise at least $10,000,000 for the Company (whether in the Offering or in subsequent offerings of securities), for which JTF would be entitled to receive commissions and other compensation pursuant to Schedule A hereto. The Fee Shares, upon satisfaction of the conditions herein set forth, shall be deemed fully earned, and shall be duly authorized, fully-paid and non-assessable shares of Common Stock of the Company. JTF understands that the Company intends to effect a 1-for-2 reverse common stock split within the next 30 days, which will have the effect of reducing the Fee Shares to 3,000,000 shares.

c. The Company further engages and retains JTF to render general management, strategic advisory and business services ("Consulting Services" and, collectively with the Investment Banking Services, the "Services"), as further described in Section 3 below, for a period commencing on the date of the closing of the Minimum, as hereinafter defined, and ending one year thereafter.

Section 3 of the IB Agreement is hereby amended to read in its entirety as follows:

3. Scope of Services.

a. The Investment Banking Services to be provided by JTF to the Company, for which JTF shall be separately compensated, as provided in this Agreement or as the parties may otherwise agree, shall consist of advice, consultation with, and assistance in the identification and/or consummation of the sale of equity, equity-related or debt securities (each, a "Financing Transaction).

b. The initial Consulting Services to be provided by JTF to the Company are set forth on Schedule C hereto, which is incorporated by reference into this Agreement and made a part hereof. The fee (the "Consulting Fee") to paid by the Company to JTF for such Consulting Services and the payment schedule for the Consulting Fee are also set forth on Schedule C.

Section 5(a) of the IB Agreement is hereby amended to read in its entirety as follows:

a. Placement Agency Compensation; Fees and Expenses. In connection with the Offering, the Company will pay to JTF such compensation, and will reimburse JTF for such expenses, as is set forth on Schedule A hereto.

Section 8(a) of the IB Agreement is hereby amended to read in its entirety as follows:

a. In addition to the other fees to be paid and expenses to be reimbursed to JTF pursuant to this Agreement, the Company agrees to promptly reimburse JTF upon request from time to time, for all out-of-pocket expenses incurred, including fees and disbursements of JTF's counsel, and the other consultants and advisors retained by John Thomas Financial in connection with this Agreement and the Offering, which fees and disbursements of JTF's counsel shall be set forth on Schedule A, in an aggregate amount of $75,000. All such expenses shall be with the Company's consent and approved in advance. It is understood that in connection with the Offering, the Company shall be responsible for, and shall pay, all expenses directly and necessarily incurred in connection with the proposed Offering, including, but not limited to the costs of preparing, printing and filing, where necessary, the offering documents and all amendments and supplements thereto, and the blue sky fees and disbursements of blue sky counsel and all related filing fees.

The last paragraph of Section 24 of the IB Agreement is hereby amended to read in its entirety as follows:

All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered personally, or the date mailed if mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address which shall be effective upon receipt) or sent by electronic transmission, with confirmation received, if sent to John Thomas Financial, will be mailed, delivered or telefaxed and confirmed to: John Thomas Financial, Inc., 14 Wall Street, 23rd Floor, New York, New York 10005, Attention: Thomas Belesis, telefax number (800) 598-9945, with a copy to: Meister Seelig & Fein LLP, Two Grand Central Tower, 140 East 45th Street, 19th Floor, New York, New York

10017, Attention: Mitchell Schuster, Esq., telefax number (212) 655-3535, and if sent to the Company, to: Radiant Oil and Gas, Inc., 9700 Richmond Ave., Suite 124, Houston, Texas 77042, Attention: John Jurasin, Chief Executive Officer, telefax number [insert], with a copy to Brewer & Pritchard, P.C., 3 Riverway, 18th Floor, Houston, TX 77056, Attention: Thomas Pritchard, Esq., telefax number (713) 659-5302.

The first two paragraphs of the section of Schedule A entitled "Placement Agent Compensation and Expenses for Equity and Equity Equivalent Financing Transactions" are hereby amended to read in their entirety as follows:

> In connection with an equity or equity equivalent Offering, at each closing, the Company will pay a cash fee to JTF (the "Agent's Fee") equal to (i) 8% of the first $2,000,000 of the gross proceeds raised in the Offering and (ii) 10% of the gross proceeds in excess of $2,000,000 raised in the Offering. To avoid confusion, fees owed to JTF by the Company with respect to a debt Offering will be paid as described in the subsection below.
>
> In addition, at each closing of an equity or equity equivalent Offering, the Company will pay to JTF a non-accountable expense allowance (the "Expense Allowance") equal to 3% of the gross proceeds raised in the Offering in excess of $2,000,000.

The IB Agreement is further amended by adding Schedule C thereto, which Schedule C shall read in its entirety as follows:

Schedule C

Consulting Services

I. Description of Consulting Services

The Company hereby engages JTF to provide general management consulting services.

II. Consulting Fee

1. A cash Consulting Fee of $8,000 per month commencing on the closing of the Minimum and continuing for one years thereafter, payable on the first business day of each month; provided that the first such payment shall be made at the closing at which the Company receives gross proceeds of not less than $500,000 from the Offering.

Other than as modified by this letter, the IB Agreement shall remain in full force and effect. This letter may be executed in one or more counterparts, which together shall constitute one instrument.

Very truly yours,

John Thomas Financial, Inc.

By: ______________________

Name: Thomas Belesis

Title: Chief Executive Officer

ACCEPTED AND AGREED TO:

Radiant Oil & Gas, Inc.

By: ______________________

Name: John Jurasin

Title: Chief Executive Officer

Other than as modified by this letter, the IB Agreement shall remain in full force and effect. This letter may be executed in one or more counterparts, which together shall constitute one instrument.

Very truly yours,

John Thomas Financial, Inc.

By:______________________________
Name: Thomas Belesis
Title: Chief Executive Officer

ACCEPTED AND AGREED TO:

Radiant Oil & Gas, Inc.

By: ______________________________
Name: John Jurasin
Title: Chief Executive Officer